Exhibit 99.01

News

Media Contact:	Southern Company Media Relations
404-506-5333 or 1-866-506-5333
www.southerncompany.com

Investor Relations Contact:
Scott Gammill
404-506-0901
sagammil@southernco.com
July 29, 2021

Southern Company reports second-quarter 2021 earnings

ATLANTA – Southern Company today reported second-quarter 2021 earnings of $372 million, or 35 cents per share, compared with $612 million, or 58 cents per share, in the second quarter of 2020. For the six months ended June 30, 2021, Southern Company reported earnings of $1.51 billion, or $1.42 per share, compared with earnings of $1.48 billion, or $1.40 per share, for the same period in 2020.

Excluding the items described under “Net Income – Excluding Items” in the table below, Southern Company earned $891 million, or 84 cents per share, during the second quarter of 2021, compared with $822 million, or 78 cents per share, during the second quarter of 2020. For the six months ended June 30, 2021, excluding these items, Southern Company earned $1.93 billion, or $1.82 per share, compared with $1.65 billion, or $1.56 per share, for the same period in 2020.

Non-GAAP Financial Measures	Three Months Ended June		Year-to-Date June
Net Income - Excluding Items (in millions)	2021	2020	2021	2020
Net Income - As Reported	$372	$612	$1,508	$1,480
Less:
Estimated Loss on Plants Under Construction	(462)	(152)	(507)	(155)
Tax Impact	118	39	130	40
Acquisition and Disposition Impacts	1	—	1	38
Tax Impact	—	—	—	(16)
Wholesale Gas Services	(147)	(31)	19	—
Tax Impact	35	8	(5)	—
Asset Impairments	(89)	(154)	(89)	(154)
Tax Impact	25	80	25	80
Net Income - Excluding Items	$891	$822	$1,934	$1,647
Average Shares Outstanding - (in millions)	1,061	1,058	1,060	1,057
Basic Earnings Per Share - Excluding Items	$0.84	$0.78	$1.82	$1.56

NOTE: For more information regarding these non-GAAP adjustments, see the footnotes accompanying the Financial Highlights page of the earnings package.

Earnings drivers year-over-year for the second quarter of 2021, as compared with 2020, were strong customer usage, as well as robust customer growth and constructive state regulatory actions. These impacts were partially offset by higher non-fuel operations and maintenance costs as the emerging economic recovery resulted in a return to more normal business operations. Earnings for the second quarter of 2021 were also significantly impacted by a $343 million after-tax charge related to Georgia Power’s construction of Plant Vogtle units 3 and 4.

“The Southern Company system achieved solid operational performance in the second quarter of 2021,” said Chairman, President and CEO, Thomas A. Fanning. “We saw a year-over-year increase in retail electric sales, as the economies in our service territories continue to recover from the effects of the COVID-19 pandemic, and we experienced strong customer growth in our Southeastern footprint”.

“We’re also pleased to report that the integrated operation of Plant Vogtle Unit 3 has now been demonstrated with the successful completion of hot functional testing, our most significant project milestone to date,” added Fanning.

Second-quarter 2021 operating revenues were $5.2 billion, compared with $4.6 billion for the second quarter of 2020, an increase of 12.5 percent. For the six months ended June 30, 2021, operating revenues were $11.11 billion, compared with $9.64 billion for the corresponding period in 2020, an increase of 15.3 percent. These increases were primarily due to higher fuel costs. Colder weather in the first quarter 2021 also contributed to the increase for the six months ended June 30, 2021.

Southern Company’s second-quarter earnings slides with supplemental financial information, including long-term earnings guidance, are available at http://investor.southerncompany.com.

Southern Company’s financial analyst call will begin at 1 p.m. Eastern Time today, during which Fanning and Chief Financial Officer Andrew W. Evans will discuss earnings and provide a general business update, including an update on the Vogtle units 3 and 4 construction project and earnings guidance. Investors, media and the public may listen to a live webcast of the call and view associated slides at https://investor.southerncompany.com/events-and-presentations/default.aspx. A replay of the webcast will be available on the site for 12 months.

About Southern Company
Southern Company (NYSE: SO) is a leading energy company serving 9 million customers through its subsidiaries. The company provides clean, safe, reliable and affordable energy through electric operating companies in three states, natural gas distribution companies in four states, a competitive generation company serving wholesale customers across America, a leading distributed energy infrastructure company, a fiber optics network and telecommunications services. Southern Company brands are known for excellent customer service, high reliability and affordable prices below the national average. For more than a century, we have been building the future of energy and developing the full portfolio of energy resources, including carbon-free nuclear, advanced carbon capture technologies, natural gas, renewables, energy efficiency and storage technology. Through an industry-leading commitment to innovation and a low-carbon future, Southern Company and its subsidiaries develop the customized energy solutions our customers and communities require to drive growth and prosperity. Our uncompromising values ensure we put the needs of those we serve at the center of everything we do and govern our business to the benefit of our world. Our corporate culture and hiring practices have been recognized nationally by the U.S. Department of Defense, G.I. Jobs magazine, DiversityInc, Black Enterprise, Forbes and the Women’s Choice Award. To learn more, visit www.southerncompany.com.

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